               ------------------------------------------------





                               K-TRON HOLDING AG,

                            K-TRON DEUTSCHLAND GmbH

                                      and

                               DR. DoLEMEYER GmbH





                            SHARE PURCHASE AGREEMENT

                       Relating to the Sale and Transfer
                                  of Shares of

                                COLORTRONIC GmbH





                           Dated as of June 23, 1995





               ------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                        Page
PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

1.       SALE AND TRANSFER OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

2.       CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Delivery at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

3.       PURCHASE PRICE AND PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.2     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

4.       ANCILLARY COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         4.1     Intellectual Property Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         4.2     Non-Solicitation of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.3     Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.4     Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.5     Operations Pending Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.1     Statements in the Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.3     Share Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         5.4     Authority and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.5     Subsidiaries; No Interest in Other Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.6     Charter, Organization, Association, Other Similar Documents and Share Books  . . . . . . . . . . . . .    7
         5.7     Conflict with Other Agreements; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         5.8     Acquisition of Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.9     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.10    Absence of Undisclosed Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.11    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.12    Absence of Material Adverse Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.13    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.15    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.16    Sellers' Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.1     Authority and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.2     Conflict with Other Agreements; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.3     Forecasts, Projections, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

7.       INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13





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
         9.1     Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.2     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.3     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.5     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         9.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.7     Statements in Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.8     Governing Law; Jurisdiction; Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                            SHARE PURCHASE AGREEMENT


THIS SHARE PURCHASE AGREEMENT, dated as of June 23, 1995, is by and among

1. K-TRON HOLDING AG, having an office at Industrie Lenzhard, CH5702 Niederlenz, Switzerland,

                 - hereinafter referred to as "SELLER I"

2. K-TRON DEUTSCHLAND GmbH, having an office at Munster-strasse 69, D-49525 Lengerich, Germany,

                 - hereinafter referred to as "SELLER II"

         - Seller I and Seller II collectively hereinafter also referred to as "SELLERS" and individually also as "SELLER."


and


3. DR. DoLEMEYER GmbH, being registered under HRB 5356 in the Commercial Register of the Local Court at Bad Homburg v.d.H., and having its offices at Kaiser-Friedrich-Promenade 43, D-61348 Bad Homburg v.d.H.,

                 - hereinafter referred to as "PURCHASER."

PREAMBLE.

A. Sellers are the owners of 94% of the share capital of Colortronic GmbH, being registered under HRB 419,7 in the Commercial Register of the Local Court at Bad Homburg v.d.H. and having its offices at Otto-Hahn-Strasse 20, D-61371 Friedrichsdorf 2, Germany (hereinafter referred to as the "COMPANY").

B. The stated capital of the Company amounts to DM 6,000,000, and is divided into

         - one share with a nominal value of DM 50,000,
         - one share with a nominal value of DM 2,522,000,
         - one share with a nominal value of DM 2,572,000,
         - one share with a nominal value of DM 106,000,
         - two shares with a nominal value of DM 128,000 each,
         - one share with a nominal value of DM 14,000,
         - one share with a nominal value of DM 120,000, and
         - one share with a nominal value of DM 360,000.

         Seller I is the owner of all the shares except for the shares with the nominal value of DM 120,000 and DM 360,000. Seller II is the owner of the share with the nominal value of DM 120,000 (the shares in the Company held by Sellers will hereinafter collectively be referred to as the "SHARES").


C. The remainder of the shares are held by Colortronic Maschinenbau GmbH (hereinafter referred to as "MASCHINENBAU GmbH" or the "SUBSIDIARY"), registered under HRB 2828 in the Commercial Register of the Local Court at Bad Homburg v.d.H. and having its offices at Otto-Hahn-Strasse 20, 61371 Friedrichsdorf 2, Germany. Maschinenbau GmbH is the owner of the share with the nominal value of DM 360,000. The Company owns all of the shares in Maschinenbau GmbH, whose stated capital amounts to DM 500,000.

D. The Company and the Subsidiary are engaged in the design, manufacture, sale and repair of blending, conveying and drying equipment, granulators, silos and related products and systems for injection, extrusion and blow molding applications in the plastics industry.

E. Sellers wish to sell and transfer all of the Shares to Purchaser, and Purchaser desires to purchase and acquire all of the Shares from Sellers, for the purchase price and upon and subject to the terms and conditions hereinafter set forth.

1.       SALE AND TRANSFER OF SHARES.

Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), Sellers shall sell and assign to Purchaser, and Purchaser shall purchase, and accept from Sellers the assignment of, the Shares, together with all dividend rights attaching thereto, for the Purchase Price set forth hereinafter in SECTION 3. The sale and transfer of the Shares shall be effective as of the Closing Date (hereinafter defined).


2.       CLOSING DATE.

         2.1 CLOSING. The closing (the "CLOSING") of the transactions described herein shall be held on the third business day after the obligations of the parties in Appendix I (which the party responsible therefor shall use its best efforts to perform) shall have been satisfied (as set forth therein), at 9:00 a.m. local time, at the offices of Schurmann, Rausch & Rohrer, Limmatquai #3, CH-8001 Zurich, Switzerland or at such other time or place as Seller I and Purchaser shall mutually agree (the date of such Closing, the "CLOSING DATE").

         2.2 DELIVERY AT CLOSING. At the Closing on the Closing Date, Purchaser shall deliver to Sellers the Purchase Price in accordance with
SECTION 3.3.


3.       PURCHASE PRICE AND PAYMENT.

         3.1  PURCHASE PRICE.   The purchase price for the Shares and the
intercompany accounts (the "PURCHASE PRICE") shall be an amount equal to US $7,000,000 (Seven Million U.S. dollars).

         3.2  PAYMENT OF PURCHASE PRICE.

                 (a) On or before June 21, 1995, Purchaser shall pay US $7,000,000 to the Escrow Agent under the Escrow Agreement attached hereto as EXHIBIT A (the "ESCROW AGREEMENT"), to be held and disbursed by the Escrow Agent thereunder in accordance with the terms thereof. Purchaser and Sellers agree that the transfer of the Shares to the Purchaser shall take effect upon payment of the Purchase Price by the Escrow Agent to Sellers as set out above.

                 (b) After Purchaser has made the US $9,000,000 payments to the Escrow Agent referred to in SECTION 3.2(a) and SECTION 4.1, Sellers shall not solicit or initiate any proposal to acquire the Company. If Sellers receive an unsolicited proposal to acquire the Company, they may negotiate and otherwise respond to such proposal and may terminate this Agreement to enter into an agreement to sell the Company to another party, in which case Sellers' sole obligation to Purchaser will be to pay it a termination fee (payable upon consummation of such other transaction) of US $500,000.

                 (c) In addition, the obligations with respect to exclusive negotiations of Sellers and Sellers' Affiliates (hereinafter defined) under paragraphs 3, 4 and 10 of the Memorandum of Understanding, dated as of June 7, 1995, between certain affiliates of Purchaser and K-Tron International, Inc. (the "MEMORANDUM OF UNDERSTANDING"), shall continue until and shall terminate upon the making of the $9,000,000 payments referred to in SECTION 3.2(b).


4.       ANCILLARY COVENANTS AND AGREEMENTS.


         4.1 INTELLECTUAL PROPERTY AGREEMENTS. Before the Closing Date, Sellers shall cause the Company and K-Tron Technologies, Inc., a Delaware, USA, corporation, to execute and deliver intellectual property agreements with Purchaser substantially in the forms attached hereto as EXHIBIT B. On or before June 21, 1995, Purchaser on behalf of the Company shall pay US $2,000,000 to the Escrow Agent under the Escrow Agreement, to be held and disbursed by the Escrow Agent thereunder in accordance with the terms thereof, such payment to be with respect to such intellectual property agreements.


         4.2 NON-SOLICITATION OF EMPLOYEES. Until the third anniversary of the Closing Date, Purchaser agrees that neither Purchaser nor the Company nor any subsidiary of either nor any Company Affiliate (hereinafter defined) will directly or indirectly solicit, offer employment to, or employ any person who is, or who was during the six months preceding such solicitation, offer or employment, an employee of Sellers or any Seller Affiliate at the time of Closing, except for Marcel Rohr, Martin Schuler and those employees listed on
SCHEDULE 4.2 hereto, without the prior written consent of Sellers' ultimate parent, K-Tron International, Inc. For purposes of this Section 4.2, "COMPANY AFFILIATE" means any person or entity directly or indirectly controlling, controlled by or under common control with the Company which has any business association of any nature with either Marcel Rohr or Martin Schuler, including, by way of example and not limitation, as a shareholder, director, officer, employee, consultant, advisor or otherwise.


         4.3 RESIGNATIONS. At the Closing, Sellers will make available to Purchaser the written resignations of all the directors of the Company and the Subsidiary effective as of the Closing except for Marcel Rohr. At or before the Closing, Purchaser will deliver to Sellers the written resignations of Marcel Rohr and Martin Schuler from all positions as directors, officers or employees of Sellers and all Seller Affiliates and Sellers agree, on behalf of themselves and K-Tron International, Inc., that Messrs. Rohr and Schuler shall thereafter have no obligations to provide future services to them or any Seller Affiliate.

         4.4     INTERCOMPANY ACCOUNTS.

                 (a) From and after May 31, 1995, the Company shall have no obligation to any Seller or Seller Affiliate, and no Seller or Seller Affiliate shall have any obligation to the Company, with respect to any intercompany payable or receivable existing prior to May 31, 1995 (but shall be responsible for orders placed but not shipped on or before May 31, 1995). "SELLER AFFILIATE" means each entity directly or indirectly controlling, controlled by or under common control with either Seller, other than the Company and the Subsidiary.

                 (b) The Company shall not have any obligation to make intercompany payments for orders shipped or services performed on or prior to May 31, 1995 (but shall be responsible for orders placed but not shipped on or before May 31, 1995). The Company shall timely make all payments for all such orders and services, shipped or performed after May 31, 1995, arising in the ordinary course of business consistent with past practice and for all such other intercompany orders, goods and services as Purchaser may consent.

         4.5 OPERATIONS PENDING CLOSING. From the date hereof to the Closing, Sellers will cause the Company (a) to operate only in the ordinary course of business and shall use their reasonable efforts consistent with available financing to preserve and maintain its properties, businesses and relationships with suppliers, customers, employees, agents and others having business dealings with the Company and (b) to make no dividends or distributions, to incur no Funded Debt (defined in Appendix I) in excess of the maximum availability under current credit lines, or engage in any intercompany transactions outside of the ordinary course of business consistent with past practice.


5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

         5.1 STATEMENTS IN THE PREAMBLE. The statements made in the Preamble to this Agreement are true and correct.


         5.2 CAPITALIZATION. A true, correct and complete copy of the excerpt from the Commercial Register relating to the Company is attached as
SCHEDULE 5.2. The Company's capital has been paid in full and has not been reduced. All of the shares in the Company have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any agreement or other understanding binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable laws and regulations. Except for those set forth in the Company's Articles of Association, there are, and have been, no preemptive rights applicable to the issuance of the shares in the Company. The Company does not have outstanding any subscriptions, options, warrants, convertible securities, calls, commitments, rights or agreements to purchase or otherwise acquire, issue, sell or otherwise dispose of any of its shares.


         5.3 SHARE OWNERSHIP. Each Seller is the lawful owner of record and beneficially of the Shares as set forth in the Preamble; Maschinenbau GmbH is the lawful owner of record and beneficially of the share of the Company having a nominal value of DM 360,000 (hereinafter referred to as "THE MASCHINENBAU GmbH SHARE"); in each of the foregoing cases free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions of every kind, including, without limitation, any agreements, proxies, subscriptions, options, warrants, calls, commitments or rights of any character granting to any person any interest in or right to acquire from any of the Sellers or Maschinenbau GmbH at any time, or upon the happening of any stated event, any of the Shares or the Maschinenbau GmbH Share.


         5.4 AUTHORITY AND BINDING EFFECT. Each Seller has the full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms.


         5.5     SUBSIDIARIES; NO INTEREST IN OTHER ENTITIES.

                 5.5.1 The Subsidiary is the only subsidiary of the Company. The Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.

                 5.5.2 The authorized, issued and outstanding shares of capital stock of the Subsidiary are set forth in paragraph C of the Preamble hereto. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of any agreement or understanding binding upon the Subsidiary, and were issued in compliance with all applicable charter documents of the Subsidiary and all applicable laws and regulations. There are, and have been, no preemptive rights granted by the Company or with the consent of the Company by the Subsidiary applicable to the issuance of the shares or stock of any Subsidiary. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, rights or agreements granted by the Company or with the consent of the Company by the Subsidiary to purchase or otherwise acquire, issue, sell or otherwise dispose of any shares or capital stock or other securities of the Subsidiary.

                 5.5.3 The Company is the lawful owner of record and beneficially of all of the issued and outstanding shares of the Subsidiary, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions of every nature, including, without limitation, any agreements, proxies, subscriptions, options, warrants, calls, commitments or rights of any character granting to any person any interest in or right to acquire from the Company at any time, or upon the happening of any stated event, any shares or capital stock of the Subsidiary.

                 5.5.4 To Sellers' knowledge, neither the Company nor any Subsidiary has any investment in or owns any securities of any corporation, association, partnership, joint venture or other organization, public or private, except for bank accounts, certificates of deposit, commercial paper, money market funds and similar money equivalents.


         5.6 CHARTER, ORGANIZATION, ASSOCIATION, OTHER SIMILAR DOCUMENTS AND SHARE BOOKS. Copies of all charter, organization, association and other similar documents and of all amendments thereto of the Company and the Subsidiary have been made available, and at or prior to the Closing Date will be delivered to Purchaser, and they are true, correct and complete copies thereof.


         5.7 CONFLICT WITH OTHER AGREEMENTS; APPROVALS. Neither the execution and delivery of this Agreement by Sellers, nor the performance of Sellers' obligations hereunder, will (a) violate, conflict with or constitute a default under, any terms of Sellers' or the Company's Articles of Association or any provision under German law or of any material contract, order, judgment or decree relating to any Seller or to the Company and their respective businesses; or (b) require any authorization, consent, approval, exemption or action of or by any court, or any administrative, governmental or regulatory official, body or authority or any other person which has not been given or done.


         5.8 ACQUISITION OF OWNERSHIP. Upon conclusion of this Agreement and the payment of the Purchase Price to Sellers,

Purchaser acquires, as of the Closing Date, the entire legal and beneficial ownership and title to all of the Shares, free and clear of any liens or claims by third parties.


         5.9 FINANCIAL STATEMENTS. Sellers have delivered to Purchaser the unaudited balance sheet of the Company as at December 31, 1994 and the related statements of operations and shareholders' equity for the 12 months then ended (such financial statements as at December 31, 1994 and for the 12 months then ended, the "1994 FINANCIAL STATEMENTS"), as well as the unaudited balance sheet of the Company as at April 30, 1995 and the related statements of operations and shareholders' equity for the four months then ended (such financial statements as at April 30, 1995 and for the four months then ended, the "INTERIM FINANCIAL STATEMENTS"). To Sellers' knowledge, such financial statements present fairly in all material respects the financial position and results of operations of the Company as of their respective dates in accordance with US GAAP (defined in Appendix I), subject to normal recurring year-end adjustments in the case of the Interim Financial Statements and to the omission of certain notes, comments, schedules and supplemental data which would be required to be included therein pursuant to US GAAP. Whenever the term "INTERIM BALANCE SHEET DATE" is used herein, such term shall be deemed to refer to April 30, 1995.


         5.10 ABSENCE OF UNDISCLOSED LIABILITIES AND OBLIGATIONS. Except as disclosed on SCHEDULE 5.10, to Sellers' knowledge, on the Closing Date the Company and the Subsidiary have no material liabilities or obligations attributable to their respective businesses of any nature or whatsoever, whether absolute, contingent or otherwise, except for those reflected in the 1994 Financial Statements or the Interim Financial Statements and those incurred or accrued since the Interim Balance Sheet Date either in the ordinary course of business or disclosed to Purchaser pursuant to SECTION 5.12 hereof.


         5.11 TAX RETURNS. To Sellers' knowledge, all national, local and other tax returns, reports and statements (the "TAX RETURNS") required to be filed by the Company and Maschinenbau GmbH have been filed with the appropriate governmental agencies in all jurisdictions in which the Tax Returns were required to be filed, and the Tax Returns properly reflect the taxable income or loss and the tax liabilities of the Company and Maschinenbau GmbH. To Sellers' knowledge, all taxes due and payable by the Company and Maschinenbau GmbH as set forth in the Tax Returns and all claims, demands, assessments, judgments, costs and expenses connected therewith as of the Interim Balance Sheet Date have been properly paid or accrued. To Sellers' knowledge, the accruals for taxes in the 1994 Financial Statements are adequate to cover the tax liabilities (whether or not assessed) of the Company and Maschinenbau GmbH as of December 31, 1994.


         5.12 ABSENCE OF MATERIAL ADVERSE CHANGES OR EVENTS. Except for restrictions imposed by the Company's banks, to Sellers' knowledge, since the Interim Balance Sheet Date there has been no change in the business, management, operations, results of operations, assets, liabilities or properties of the Company or the Subsidiary which has materially adversely affected the business or operations of the Company or the Subsidiary, and during such period the Company has been operated in the ordinary course of business consistent with past practice.


         5.13 ASSETS. To Sellers' knowledge, on the Closing Date each of the Company and Maschinenbau GmbH is the owner of and has good title to all of its properties and assets, free of liens, including, without limitation, those properties and assets reflected in the 1994 Financial Statements and the Interim Financial Statements (except for (a) Permitted Encumbrances (hereinafter defined), (b) properties and assets disposed of since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, (c) usual commercial retention of title rights of third parties) and
(d) liens and security interests granted or existing with respect to Funded
Debt.

         "PERMITTED ENCUMBRANCES" means (a) any mortgage, lien, pledge, hypothecation, assignment, security interest or restriction of any kind for real estate taxes either not yet overdue or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company, (b) any laws, ordinances, restrictions, exemptions, reservations, conditions, limitations or covenants that do not individually or in the aggregate materially impair the use of any property for the purposes currently conducted or contemplated, (c) mechanic's, materialmen's, workmen's, warehousemen's and other similar liens incurred in the ordinary course of business of the Company, with respect to obligations which are not past due for a period longer than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company, and (d) easements, rights-of-way, restrictions, and other similar encumbrances which, individually or in the aggregate, do not materially detract from the value of any real property and which do not materially impair the use of any real property for the purpose currently conducted or contemplated.

         5.14 LITIGATION. To Sellers' knowledge (a) no claim, action, suit, arbitration, investigation or other proceeding is pending, threatened or contemplated, against the Company or Maschinenbau GmbH or any of their properties before any court, governmental or regulatory official, body or authority, arbitrator or "impartial mediator," wherein an unfavorable judgment, decision, ruling or finding may adversely affect the business, management, operations, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Company or the Subsidiary, (b) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company or the Subsidiary and (c) no litigation has been brought or threatened, or is contemplated, respecting the transaction contemplated by this Agreement; except, in the case of clauses (a) and (b) for items involving not more than US $3,000 individually and US $30,000 in the aggregate. To Sellers' knowledge, there are no pollution or other environmental damages caused by the Company in the conduct of its business, directly or indirectly except for items involving not more than US $3,000 individually and US $30,000 in the aggregate.


         5.15 DISCLOSURE. To Sellers' knowledge: (a) no representation or warranty made by any Seller in this Agreement or information contained in the financial statements referred to in SECTION 5.9 or any Schedule contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, and
(b) copies of all documents referred to in the Schedules have been delivered or made available to Purchaser and are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto or waivers thereunder.


         5.16 SELLERS' KNOWLEDGE. For purposes of this SECTION 5, "Sellers' knowledge" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by those persons identified in SCHEDULE 5.16. Sellers shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any person other than as set forth in the preceding sentence.


Sellers do not give any representations and warranties other than those given in this SECTION 5.


6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers as follows:

         6.1 AUTHORITY AND BINDING EFFECT. Purchaser has the full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.


         6.2 CONFLICT WITH OTHER AGREEMENTS; APPROVALS. Neither the execution and delivery of this Agreement by Purchaser, nor the performance of Purchaser's obligations hereunder, (a) will violate, conflict with or constitute a default under, any terms of the Purchaser's Articles of Association or any provision under German law or of any contract, order, judgment or decree relating to the Purchaser or its business; or (b) require any authorization, consent, approval, exemption or action of or by any court, or any administrative, governmental or regulatory official, body or authority or any other person which has not been given or done.


         6.3 FORECASTS, PROJECTIONS, ETC. Purchaser acknowledges that (a) Purchaser has made its own evaluation of the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished by the Sellers, any Seller Affiliate or their representatives to Purchaser in connection with Purchaser's investigations of the Company and the Subsidiary and their respective businesses, assets, and liabilities, and (b) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, Purchaser is familiar with such uncertainties, and Purchaser is not relying on any projections, forecasts or opinions furnished to it by Sellers or any Seller Affiliate or any of their representatives.


7.       INDEMNITIES.

         7.1 In the event of a legal defect (Rechtsmangel) within the meaning of Section 434 German Civil Code (BGB) with respect to the Shares, Purchaser's remedies shall be governed by Section 440 German Civil Code (BGB).

         7.2 If a claim shall be made by any tax authority which, if successful, would result in the indemnification of Purchaser pursuant to
SECTION 5.11 or, if a tax field audit is commenced by any tax authority with respect to any tax that could give rise to such tax indemnity, Purchaser shall promptly notify Sellers in writing of such claim or such tax field audit as the case may be. Sellers shall be given every opportunity to participate in any negotiations with tax authorities or any such tax field audit. Sellers shall have the right, at their option, upon timely notice to Purchaser, to assume and control together with Purchaser the conduct of any tax field audit and the defense of any suit, action or proceeding with respect to any tax claim at their own expense and with their own counsel.


         7.3 In respect of a breach of representations and warranties other than those referred to in SECTION 7.1 above, Purchaser's exclusive remedy against Sellers shall be a claim or claims for actual damages, provided that claims relating to the value of the Shares beyond such actual damages shall be excluded, and further provided that

                 7.3.1 Purchaser shall have no cause of action against Sellers if the individual violation results in a claim by Purchaser of less than DM 50,000 and of all claims in the aggregate of less than DM 200,000;

                 7.3.2 Purchaser shall have no cause of action against Sellers if Purchaser, including Marcel Rohr or Martin Schuler or any other of the management persons to be employed by the Company at the request of Purchaser had knowledge of the facts and circumstances underlying Sellers' breach of a representation or warranty hereunder or which otherwise gives rise to any claim against any Seller or Seller Affiliate; and

                 7.3.3    Sellers' liability shall be joint and several.


8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise provided for herein, the representations and warranties given by Sellers under this Agreement shall survive until the earlier of (a) the completion of the Company's 1995 audit (which Purchaser shall cause it to promptly complete) and
(b) the date 12 months after the Closing Date.


9.       MISCELLANEOUS.

         9.1 COSTS. Purchaser and Sellers shall each pay their own expenses, including, without limitation, their own counsel and accountant, incurred in connection with this Agreement. Purchaser shall pay the notary fees and transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby.

         9.2 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         9.3     TERMINATION.

                 9.3.1 Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                          (i)  by mutual consent of Sellers and Purchaser; or

                          (ii) by either Purchaser or Sellers after July 15, 1995, if any of the obligations in Appendix I have not been satisfied.

                 9.3.2 In the event of the termination and abandonment hereof pursuant to the provisions of this SECTION 9.3, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement.


         9.4 ENTIRE AGREEMENT. This Agreement, which includes the Appendix, Exhibits and Schedules hereto and the Arbitration Agreement referred to in SECTION 9.8, sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.


         9.5 NOTICES. All notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by recognized courier service or by registered or certified by telefax (with the original to follow in accordance with the other provisions of this SECTION 9.5), mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

         If to Purchaser:

                                  Dr. Dolemeyer GmbH
                                  Kaiser-Friedrich-Promenade 43
                                  61348 Bad Homburg v.d.H.
                                  Germany
                                  Fax:  06172-27614

                          and to

                                  ATCO Partner Beteiligungsberatung GmbH
                                  Stresemannstrasse 43
                                  40202 Dusseldorf, Germany
                                  Fax:  0211-164-0869

                          and to:

                                  c/o Alpinvest III BV
                                  Gooimeer 3, 1410 AB Naarden
                                  The Netherlands
                                  Fax:  02159-47525

                          and to:

                                  ABN AMRO Ventures BV
                                  Foppingadreef 22, Amsterdam
                                  The Netherlands
                                  Fax:  020-628-7822

                          and to:

                                  Mr. Martin Schuler
                                  Kirchtalstrasse 27
                                  CH-5703
                                  Seon, Switzerland
                                  No telefax notices.

                          with a required copy to:

                                  Dr. jur. Hans-Joachim Dolemeyer
                                  Kaiser-Friedrich-Promenade 43
                                  61348 Bad Homburg v.d.H.
                                  Germany
                                  Fax:  06172-27614

If to any Seller:

                                  K-Tron Holding AG
                                  c/o Schurmann, Rausch & Rohrer
                                  Limmatquai #3
                                  CH-8001
                                  Zurich, Switzerland
                                  Attention:  Dr. Hans Jurg Scheurmann
                                  Fax:  1-262-50-05

                          with required copies to:

                                  K-Tron International, Inc.
                                  Routes 55 and 553
                                  Pitman, NJ 08071
                                  U.S.A.
                                  Attention: Chairman
                                  Fax:  609-256-3281

                          and to:

                                  Morgan, Lewis & Bockius
                                  2000 One Logan Square
                                  Philadelphia, PA 19103
                                  U.S.A.
                                  Attention: Edward B. Cloues, II
                                  Fax:  215-963-5299

                          and to:

                                  Morgan, Lewis & Bockius
                                  Siesmayerstrasse 44
                                  60323 Frankfurt/Main
                                  Germany
                                  Attention:  Christopher C. King
                                  Fax:  (49-69) 17-27-44


         All such notices shall be deemed to have been given on the date delivered, or seven days after the date mailed in the manner provided above.

         9.6 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         9.7 STATEMENTS IN SCHEDULES. For purposes of this Agreement any disclosure made by Sellers in any one Schedule and the documents referred to thereon shall be deemed to be a disclosure for purposes of any of the representations and warranties given in SECTION 5 hereof.


         9.8 GOVERNING LAW; JURISDICTION; ARBITRATION. This Agreement shall be construed and interpreted in accordance with the laws of Germany. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be exclusively settled by arbitration in accordance with the provisions set forth in a separate Arbitration Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.



K-TRON HOLDING AG


/s/ Johannes Wirth
- -----------------------
Johannes Wirth
(by proxy)


K-TRON DEUTSCHLAND GmbH


/s/ Johannes Wirth
- -----------------------
Johannes Wirth
(by proxy)


DR. DoLEMEYER GmbH


/s/ Martin W. Schuler             /s/ Dr. Wolfgang Lenoir
- -----------------------           -----------------------
Martin W. Schuler                 Dr. Wolfgang Lenoir
(by proxy)                        (by proxy)